U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

AVANI INTERNATIONAL GROUP INC.

(Name of Small Business Issuer in its charter)

Nevada                 000-23319                      88-0367866

(State of           Commission File No.        (I.R.S. Employer

Incorporation)                                 I.D. Number)

#328-17 Fawcett Road, Coquitlam, B.C. (Canada)    V3K 6V2

(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number 604-525-2386.

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Item 1.02. Termination of  Material Definitive Agreement.

As previously reported by the Company, on October 23, 2002,  the Company, together with its wholly owned subsidiary, Avani Oxygen Water Corp. entered into a Sale and Purchase Agreement with Avani O2 Water Sdn. Bhd. (“Avani O2”) (“Agreement of Sale”).  Pursuant to the Agreement of Sale, the Company agreed to sell all of the assets of its subsidiary consisting of its real estate, which is located in Vancouver, and plant and equipment to Avani O2 for a total consideration of $1,650,000 Canadian Dollars (CDN), subject to other terms and conditions therein. The total purchase price was payable in 24 monthly instalments of $70,620.00 CDN commencing October 1, 2002 to and continuing on the first date of each month to end including September 1, 2004; and a final payment of $220,686.00 CDN was due on October 1, 2004. Interest accrued on the unpaid balance at the rate of 8% per annum calculated annually and also was due and payable on October 1, 2004. The agreement also provided that if Avani O2 defaults on the payment of any amount to the Company, the agreement will be null and void and all prior payments made by Avani O2 will be forfeited.

As required under the Agreement of Sale, Avani O2 made 24 installments totaling  of $1,584,000 CDN (or approximately $1,317,804 USD), However, on October 1, 2004, Avani O2 failed to make the final payment plus accrued interest of $220,686.00 CDN (or approximately $183,599 USD)  due under the Asset Sale Agreement. The Company made numerous attempts to contact Avani O2 regarding their default, and Avani O2 was generally unresponsive to the efforts of the Company. On December 13, 2004, the Company notified Avani O2 that it has terminated the Agreement of Sale. All funds paid to date by Avani O2 will be forfeited by Avani O2 and retained by the Company as provided in the Agreement of Sale.

In addition to the amounts stated above, as of December 31, 2004, Avani O2 owes the Company the following amounts (all in USD);

1. $64,521.75 in royalty payments under the February 18, 2000 agreement, as  amended, with Avani O2.

2. $729,979.99 under the February 18, 2000 agreement, as amended, with

Avani O2.

3. $612,341.04 in past due payments for products sold to Avani O2.

The Company has demanded payment of the above amounts from Avani O2. As of the date of this report, Avani O2 has failed to pay such amounts. The Company expects to meet with the principal owners of Avani O2 in February 2005, to discuss these matters, however, the Company can not predict the likely outcome of these discussions.

The Company’s majority shareholder, Chin Yen Ong,  is a 30% shareholder of Avani O2. Mr. Ong is the nephew of Mr. Robert Wang, a director and president of the Company.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avani International Group, Inc.

January 21, 2005

/s/ Dennis Robinson

Dennis Robinson

Treasurer and

Chief Accounting Officer

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